Exhibit 10.15.1

PARKWAY COMMERCE CENTER, POWAY, CA

SECOND AMENDMENT TO LEASE

(Expansion)

This Second Amendment to Lease (“Amendment”) is made and entered into as of the 30th day of May, 2013 by and between Parkway Commerce Center, LLC, a Hawaii limited liability company (“Landlord”), and Parametric Sound Corporation, a Nevada corporation (“Tenant”).

R E C I T A L S

A.                  Landlord and Tenant entered into that certain Industrial Lease Agreement dated as of May 18, 2012 (the “Original Lease”), with respect to the leasing of approximately 6,808 square feet commonly known as Suites K & L (the “Existing Premises”) in that certain building located at 13771 Danielson Street, Poway, California which is part of the industrial park commonly known as Parkway Commerce Center (the “Complex”) and more particularly described in the Lease. Landlord and Tenant entered into that certain First Amendment to Lease dated as of June 14, 2012 (the “First Amendment”). The Original Lease as amended by the First Amendment is hereinafter referred to as the “Lease”.

B.                  The initial Term of the Lease is scheduled to expire on August 31, 2015.

C.                  Landlord and Tenant presently desire to amend the Lease to increase the size of the Premises, as more fully set forth below.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.                  Defined Terms. All capitalized terms not defined herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2.                  Expansion. As used herein, “Expansion Premises” shall mean the increment of space commonly known as Suite D in the building located at 13741 Danielson Street consisting of approximately 2,850 square feet more particularly shown on the attached Exhibit #1. The Expansion Premises shall be added to the Existing Premises on July 1, 2013 and shall remain a portion of the “Premises” (as defined below) throughout the Expansion Term (as defined below). Landlord estimates that possession of the Expansion Premises will be tendered to Tenant on July 1, 2013 (the “Estimated Delivery Date”); provided, however, that if Landlord is unable to tender possession of the Expansion Premises to Tenant by the Estimated Delivery Date, then: (a) the validity of this Amendment shall not be affected or impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; and (c) Tenant shall accept possession of the Expansion Premises on the date when Landlord tenders possession thereof to Tenant. As of July 1, 2013, the definition of “Premises” in the Basic Lease Information of the Lease shall be modified to provide that the “Premises” consists of 9,658 square feet (the combined Existing Premises and the Expansion Premises shall hereafter be referred to as the “Premises”). The Expansion Premises shall remain a portion of the “Premises” throughout the Term of the Lease. As used herein, the “Expansion Term” shall mean the period starting on July 1, 2013 and ending on August 31, 2015. Tenant shall accept the Expansion Premises in their “as is” state and condition and Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Expansion Premises or to otherwise prepare the Expansion Premises for Tenant’s occupancy.

3.                  Early Access. Landlord shall provide Tenant with early access to the warehouse portion of the Expansion Premises on the first Business Day following the full execution of this Amendment by Landlord and Tenant (the “Access Date”). Such early occupancy shall be subject to all of the terms and conditions of the Lease, as amended by this Amendment, except for Tenant’s obligation to pay Base Rent with respect to the Expansion Premises (which obligation shall commence upon the first day of the Expansion Term). Such period of early occupancy shall commence on the Access Date and continue through the date immediately preceding the first day of the Expansion Term (the “Early Occupancy Period”). During the Early Occupancy Period, Tenant may enter the warehouse portion of the Expansion Premises for the purpose of installing telephones, electronic communication equipment, fixtures and furniture, provided that Tenant shall be solely responsible for any of such fixtures, furniture or equipment and for any loss or damage thereto from any cause whatsoever. The provisions of Section 8(a) and of Section 11 of the Lease shall apply in full during the Early Occupancy Period, and Tenant shall (x) provide certificates of insurance evidencing the existence and amounts of liability insurance carried by Tenant and its agents and contractors with respect to the Expansion Premises, reasonably satisfactory to Landlord, prior to such early entry, and (y) comply with all Laws applicable to such early entry work in the Expansion Premises.

4.                  Term; Rent. Notwithstanding anything to the contrary set forth in the Lease, commencing on July 1, 2013 and thereafter on or before the first day of each calendar month during the remainder of the Expansion Term, Tenant shall pay to Landlord Base Rent with respect to the Expansion Premises, in the manner provided in the Lease in the following amounts:

Period	Base Rent Per Square Foot of the Expansion Premises	Base Rent
7/1/13 – 7/31/13	$0.75	$2,137.50
8/1/13 – 8/31/13	$0.00*	$0.00
9/1/13 – 6/30/14	$0.75	$2,137.50
7/1/14 – 7/31/14	$0.00*	$0.00
8/1/14 – 6/30/15	$0.77	$2,201.63
7/1/15 – 8/31/15	$0.80	$2,267.67

* The abatement of the Base Rent provided for herein is conditioned upon Tenant’s full and timely performance of all of its obligations under this Lease. If at any time during the Expansion Term an uncured Event of Default (as defined in Section 17.1 of the Lease) by Tenant occurs, then the abatement of Base Rent provided for herein shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the full amount of all Base Rent herein abated (i.e., the amount of $2,137.50 for the month of August 2013 and $2,201.63 for the month of July 2014).

2

One installment of monthly Base Rent with respect to the Expansion Premises (in the amount of $2,137.50) shall be payable contemporaneously with the execution of this Amendment by Tenant and shall be credited toward the first month’s rent due with respect to the Expansion Premises during the Expansion Term.

5.                  Modification of Tenant’s Share. To reflect the addition of the Expansion Premises to the Lease, effective as of July 1, 2013, Tenant’s Proportionate Share shall be 1.93% with respect to the Expansion Premises.

6.                  Parking. To reflect the addition of the Expansion Premises to the Lease, effective as of July 1, 2013, the reference to Parking Spaces in the Basic Lease Information shall be modified by deleting the words “Nineteen (19) unreserved parking spaces” and substituting “Twenty-Seven (27) unreserved parking spaces” therefor.

7.                  Security Deposit. The parties hereto acknowledge that Landlord is currently holding a security deposit in the amount of $5,283.71. Concurrently with Tenant’s execution of this Amendment, Tenant shall provide an additional cash security deposit to Landlord in the amount of $2,267.67 so that the total security deposit being held by Landlord shall be $7,551.38.

8.                  Signage. Notwithstanding anything to the contrary set forth in the Lease, Tenant, at Tenant’s sole cost and expense, shall be permitted to install its standard corporate signage on the exterior of the Expansion Premises in a location to be approved by Landlord, provided that such sign complies with the criteria set forth in Section 8(d) of the Lease, is in compliance with any applicable recorded covenants and restrictions, and has been approved by the applicable City of Poway governmental agency.

9.                  Authority. Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is in good standing under the laws of the States of Nevada and California, (b) Tenant has full corporate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

10.              Release. Tenant hereby releases Landlord of and from all liabilities, claims, controversies, causes of action and other matters of every nature which, through the date hereof, have or might have arisen out of or in any way in connection with the Lease and/or the Premises demised thereunder. Tenant acknowledges that he is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

3

Tenant hereby waives and relinquishes every right or benefit he may have under Civil Code Section 1542 and all other provisions of law with respect to any such claim he may have against Landlord to the full extent that he may lawfully do so. In connection with such waiver and relinquishment, Tenant acknowledges that he is aware that he may hereafter discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Amendment, but that it is Tenant’s intention hereby to fully, finally and forever settle and release all such claims, known or unknown, suspected or unsuspected, which may now exist or which have previously existed between Tenant and Landlord. Accordingly, Tenant agrees that this Amendment shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

11.              Real Estate Brokers. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with this Amendment, other than Landlord’s broker, CBRE, Inc. (“Landlord’s Broker”). Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any other broker or agent utilized by Tenant with respect to this Amendment or the negotiation hereof.

12.              Confidentiality. Tenant acknowledges and agrees that the terms of the Lease, this Amendment and any other amendments to the Lease are intended to be confidential. Disclosure of such terms could adversely affect the ability of Landlord to negotiate other leases and amendments to leases, and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that Tenant, and its employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of the Lease, this Amendment, or any other amendments to the Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Complex, or any real estate broker or agent, either directly or indirectly, without the prior written consent of Landlord.

13.              Lease in Full Force and Effect. This Amendment contains the entire understanding between the parties with respect to the matters contained herein. Tenant hereby affirms to its knowledge that on the date hereof no breach or default by either party has occurred and that the Lease, and all of its terms, conditions, covenants, agreements and provisions, except as hereby modified, are in full force and effect with no defenses or offsets thereto. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Lease. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

LANDLORD:	TENANT:

Parkway Commerce Center, LLC, a Hawaii limited liability company	Parametric Sound Corporation, a Nevada corporation

By:	Invesco Advisers, Inc.,		By:	/s/ Elwood G. Norris
	its Manager		Name:	Elwood G. Norris
			Its:	President

	By:	/s/ Duncan Walker	By:	/s/James A. Barnes
	Name:	Duncan Walker	Name:	James A. Barnes
	Its:	Vice President	Its:	Secretary and CFO

Date of Execution: 6/18/13, 2013	Date of Execution: June 1, 2013

[If Tenant is a corporation, Tenant should have one officer from each of the following categories sign for Tenant: (a) a president, vice president or chairman of the board and (b) a secretary, assistant secretary, chief financial officer or assistant treasurer (unless the Amendment is returned accompanied by a corporate resolution identifying a single authorized signatory).

5